UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

THE GORMAN-RUPP COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SOLICITATION AND REVOCATION OF PROXIES
OUTSTANDING SHARES AND VOTING RIGHTS
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND DIRECTORS’ COMMITTEES
AUDIT REVIEW COMMITTEE REPORT
SHAREHOLDINGS BY EXECUTIVE OFFICERS*
PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
PENSION AND RETIREMENT BENEFITS
SALARY COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE PRESENTATION
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GENERAL INFORMATION
OTHER BUSINESS

THE GORMAN-RUPP COMPANY

Mansfield, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       The Annual Meeting of the shareholders of The Gorman-Rupp Company will be held at the Company’s Training Center, 270 West 6th Street, Mansfield, Ohio, on Thursday, April 27, 2006 at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon:

1.	A proposal to fix the number of Directors of the Company at eight and to elect eight Directors to hold office until the next annual meeting of shareholders and until their successors are elected;

2.	A proposal to ratify the appointment of Ernst & Young LLP as independent public accountants for the Company during the year ending December 31, 2006; and

3.	Such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      Holders of Common Shares of record at the close of business on March 15, 2006 are the only shareholders entitled to notice of and to vote at the Meeting.

      Please promptly execute the enclosed proxy and return it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to attend the Meeting.

By Order of the Board of Directors

DAVID P. EMMENS
Corporate Secretary

March 29, 2006

PROXY STATEMENT

March 29, 2006

SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to shareholders of The Gorman-Rupp Company in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of the shareholders to be held at the Company’s Training Center, 270 West 6th Street, Mansfield, Ohio, at 10:00 a.m., Eastern Daylight Time, on Thursday, April 27, 2006. Holders of Common Shares of record at the close of business on March 15, 2006 are the only shareholders entitled to notice of and to vote at the Meeting.

      A shareholder, without affecting any vote previously taken, may revoke his proxy by the execution and delivery to the Company of a later proxy with respect to the same shares, or by giving notice to the Company in writing or in open meeting. The presence at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

OUTSTANDING SHARES AND VOTING RIGHTS

     As of March 15, 2006, the record date for the determination of persons entitled to vote at the Meeting, there were 10,685,697 Common Shares outstanding. Each Common Share is entitled to one vote.

      The mailing address of the principal executive offices of the Company is 305 Bowman Street, Mansfield, Ohio 44903. This Proxy Statement and accompanying proxy are being mailed to shareholders on or about March 29, 2006.

      If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which he otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if so voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

ELECTION OF DIRECTORS

(Proposal No. 1)

     All Directors will be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Proxies received are intended to be voted in favor of fixing the number of Directors at eight and for the election of the nominees named below. Each of the nominees is presently a Director of the Company. Mr. Jeffrey S. Gorman is the son of Mr. James C. Gorman, and Mr. Christopher H. Lake is the son of Dr. Peter B. Lake.

      In the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number or for a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. The proxies may be voted cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

      Based upon information received from the respective nominees as of February 1, 2006, the following information is furnished with respect to each person nominated for election as a Director.

		Shares Owned
	Director	Beneficially	Percent of
Name, Age and	Continuously	at Feb. 1,	Outstanding
Principal Occupation(1)	Since	2006(2)	Shares

James C. Gorman Chairman of the Company. Chief Executive Officer (1968-1996). Age: 81	1946	902,246 (3)	8.44%

Jeffrey S. Gorman President and Chief Executive Officer of the Company; General Manager of the Company’s Mansfield Division (until January 1, 2006). Age: 53	1989	544,536 (4)	5.10%

		Shares Owned
	Director	Beneficially	Percent of
Name, Age and	Continuously	at Feb. 1,	Outstanding
Principal Occupation(1)	Since	2006(2)	Shares

Thomas E. Hoaglin Chairman, President, Chief Executive Officer and Director; Huntington Bancshares, Inc. (NASDAQ); Columbus, Ohio(5). Age: 56	1993 (6)	8,312 (7)	*

Christopher H. Lake President (Vice President, July-December, 2005); SRI Quality System Registrar; Wexford, Pennsylvania. President; Dean & Lake Consulting, Inc.; Powder Springs, Georgia (2001-2005). Age: 41	2000	19,014 (8)	*

Dr. Peter B. Lake President (until January 1, 2006) and Chief Executive Officer; SRI Quality System Registrar; Wexford, Pennsylvania. Age: 63	1975	16,018 (9)	*

Rick R. Taylor President; Jay Industries (automotive parts manufacturer); President; Longview Steel Corp. (steel wholesaler); Mansfield, Ohio. Director; Park National Corporation (AMEX). Age: 58	2003	2,375	*

		Shares Owned
	Director	Beneficially		Percent of
Name, Age and	Continuously	at Feb. 1,		Outstanding
Principal Occupation(1)	Since	2006(2)		Shares

W. Wayne Walston Owner; Walston Elder Law Office (attorneys); Warsaw, Indiana. Managing Partner; Valentine, Miner & Lemon, LLP (attorneys); Warsaw, Indiana (2002-2003). Retired (2001-2002). Vice President-External Affairs (1989-2001); Sprint (telecommunications); Mansfield, Ohio. Age: 63	1999	5,225	(10)	*

John A. Walter Retired May 1, 1998. Formerly President (beginning 1989) and Chief Executive Officer (beginning 1996) of the Company. Chief Operating Officer (1993-1996). Age: 72	1989	9,087	(11)	*

*	Represents less than 1% of the outstanding shares.

(1)	Except as otherwise indicated, there has been no change in occupation during the past five years.

(2)	Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if he has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission’s reporting requirements. Voting power or investment power with respect to shares reflected in the table are not shared with others except as otherwise indicated.

(3)	Includes 361,993 shares owned by Mr. Gorman’s wife and 92,262 shares held in a trust of which Mr. Gorman is a co-trustee. Mr. Gorman has a beneficial interest in 68,090 of the shares held in the trust, considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 1,126,957 shares beneficially owned by members of Mr. Gorman’s immediate family and 288,614 shares held in trusts of which he and members of his family have beneficial interests. (68,090 of these trust shares are the same shares described above.) Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (3).

(4)	Includes 42,112 shares owned by Mr. Gorman’s wife and 132,015 shares owned by his minor children. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 47,851 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (4).

(5)	On June 2, 2005, Huntington Bancshares, Inc. (“Huntington”) announced that the Securities and Exchange Commission (“Commission”) approved the settlement of the Commission’s previously announced formal investigation into certain financial accounting matters relating to Huntington’s fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the Commission instituted a cease and desist administrative proceeding and entered a cease and desist order, as well as filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington, its former chief financial officer, its former controller, and Mr. Hoaglin consented to pay civil money penalties. Huntington consented to pay a penalty of $7.5 million. Without admitting or denying the charges in the administrative proceeding, Huntington and the individuals each agreed to cease and desist from committing and/ or causing the violations charged as well as any future violations of the Commission’s regulations. Additionally, Mr. Hoaglin, agreed to pay disgorgement, pre-judgment interest, and penalties in the amount of $667,609. The former chief financial officer and the former controller each also agreed to pay amounts consisting of disgorgement, pre-judgment interest, and penalties and also consented to certain other non-monetary penalties.

(6)	Mr. Hoaglin also served as a Director of the Company from 1986 to 1989.

(7)	Includes 2,812 shares as to which Mr. Hoaglin shares voting and investment power.

(8)	Includes 15,714 shares owned by Mr. Lake’s minor children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(9)	Includes 3,375 shares owned by Mrs. Lake as to which Dr. Lake shares voting and investment power.

(10)	The amount shown in the table excludes 312 shares held in a trust of which Mrs. Walston is trustee. Mr. Walston disclaims beneficial ownership of all of the shares referred to in this note (10).

(11)	The amount shown in the table excludes 1,405 shares held in a trust of which Mrs. Walter is trustee. Mr. Walter disclaims beneficial ownership of all of the shares referred to in this note (11).

BOARD OF DIRECTORS AND DIRECTORS’ COMMITTEES

     During 2005, a total of five regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 14 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and of the total number of meetings held by the respective committees on which they served. In 2005, the “independent” Directors met once in executive session without the presence of the non-independent Directors and any members of the Company’s management.

      The Board of Directors has four separately designated standing committees: (1) an Audit Review Committee, whose present members are Thomas E. Hoaglin (Chairman and “independent audit committee financial expert”), Peter B. Lake and W. Wayne Walston; (2) a Salary Committee, whose present members are W. Wayne Walston (Chairman), Thomas E. Hoaglin and Christopher H. Lake; (3) a Pension Committee, whose present members are Peter B. Lake (Chairman), Rick R. Taylor and John A. Walter; and (4) a Nominating Committee, whose present members are John A. Walter (Chairman), Christopher H. Lake and Rick R. Taylor. All members of each committee are independent Directors.

      The Audit Review Committee held six meetings in 2005. Its principal functions include reviewing the arrangement and scope of the audit, considering comments made by the independent accountants with respect to internal controls and financial reporting, considering corrective action taken by management, reviewing internal accounting procedures and controls with the Company’s internal auditor and financial staff, and reviewing non-audit services provided by the independent accountants. The Committee is governed by a written charter adopted by the Board of Directors.

      The Salary Committee held two meetings during 2005. Its principal functions are to determine the salaries of the elected officers and certain senior executives of the Company and to determine profit sharing amounts for eligible employees, subject to approval by the Board of Directors.

      The Pension Committee held five meetings in 2005. Its principal functions are to monitor and assist in the investment of the assets associated with the Company’s pension plan.

      The Nominating Committee held one meeting during 2005. Its principal functions involve the identification, evaluation and recommendation of individuals for nomination as new members of the Board of Directors. Members of the Nominating Committee are “independent” in accordance with Section 121 of the listing standards of the American Stock Exchange.

      The Nominating Committee does not have a written charter but follows policies and procedures by which to consider recommendations from shareholders for Director nominees. (These written policies and procedures were recommended by the Committee and adopted by the Board of Directors for the Committee in 1991.) Any shareholder wishing to propose a candidate should deliver a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Nominating Committee for evaluation.

      The Nominating Committee does not believe that any particular set of skills or qualities are most appropriate for a Director candidate. All Director candidates, including any recommended by shareholders, are evaluated based upon their (i) business and financial expertise and experience; (ii) intellect to comprehend the issues confronting the Company; (iii) reputation for diligence, and limited time conflicts; and (iv) integrity, strength of character, practical wisdom and mature judgment. Any Director candidate will be subject to a background check performed by the Committee. In addition, the candidate will be personally interviewed by one or more Committee members before he or she is nominated to be a new member of the Board of Directors.

      The Board of Directors has determined that all Non-Employee Directors (Messrs. Hoaglin, C. H. Lake, P. B. Lake, Taylor, Walston and Walter) are “independent” Directors in accordance with Section 121 of the listing standards of the American Stock Exchange. Directors who are employees of the Company (Messrs. J. C. Gorman and J. S. Gorman) do not receive any compensation for service as Directors. Each Non-Employee Director receives a fee for each of the Board of Directors meetings attended. The fee was $2,300 for meetings held during 2005. No fees are paid, however, for attendance at committee meetings, except that Directors serving as members of the Audit Review Committee receive an additional fee of $300 for each Audit Review Committee meeting attended that is held in conjunction with a Board of Directors meeting. Each Committee Chairman also receives a retainer of $1,000 per year. Effective May 22, 1997, the Board of Directors adopted a Non-Employee Directors’ Compensation Plan. Under the Plan, as additional compensation for regular services to be performed as a Director, an automatic award of 500 Common Shares (from the Company’s treasury) will be made on each July 1 (through 2006 unless extended) to each Non-Employee Director then serving on the Board. The award of 500 Common Shares made on July 1, 2005 had a market value of $10,628.

      Members of the Board of Directors are encouraged to attend the Company’s annual meetings of shareholders, time permitting. All Directors were in attendance at the annual meeting in 2005.

AUDIT REVIEW COMMITTEE REPORT

     The Audit Review Committee has submitted the following report to the Board of Directors:

(i) The Audit Review Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 with the Company’s management and the Company’s independent public accountants;

(ii) The Audit Review Committee has discussed with the Company’s independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU§380);

(iii) The Audit Review Committee has received the written disclosures and the letter from the Company’s independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent public accountants;

(iv) With respect to the provision of non-audit services to the Company, the Audit Review Committee has obtained a written statement from the Company’s independent public accountants that they have not rendered any non-audit services prohibited by the Securities and Exchange Commission rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v) Based upon the review and discussions referred to above, the Audit Review Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, to be filed with the Securities and Exchange Commission; and

(vi) In general, the Audit Review Committee has fulfilled its commitments in accordance with its Charter.

Members of the Audit Review Committee are “independent” in accordance with Section 121 of the listing standards of the American Stock Exchange. The Chairman is also an “independent audit committee financial expert” in accordance with Securities and Exchange Commission rules.

      Based upon a recommendation of the Audit Review Committee, the Board of Directors adopted a written Charter for the Audit Review Committee on October 23, 2003 (replacing the previous Charter adopted on June 8, 2000). The Committee reviews and reassesses the adequacy of the Charter on an annual basis. A proposal to amend the Charter was adopted by the Committee on October 27, 2005, and approved by the Board of Directors on January 26, 2006. The Charter (as amended) is set forth as an appendix to this Proxy Statement, and will again be set forth as an appendix to the Proxy Statement in 2009.

      The foregoing report has been furnished by members of the Audit Review Committee.

/s/ W. Wayne Walston W. Wayne Walston	/s/ Thomas E. Hoaglin Thomas E. Hoaglin Chairman	/s/ Peter B. Lake Peter B. Lake

SHAREHOLDINGS BY EXECUTIVE OFFICERS*

		Shared Voting
	Shares Owned	and
Name and Principal Position	Beneficially	Investment Power

Robert E. Kirkendall Senior Vice President and Chief Financial Officer	18,454	-0-
William D. Danuloff Vice President and Chief Information Officer	13,873	8,668
Judith L. Sovine Treasurer	4,562	3,978

      *The table sets forth information received from the executive officers as of February 1, 2006, and all amounts represent less than 1% of the outstanding shares. The shareholdings of James C. Gorman and Jeffrey S. Gorman are included below and under the caption “Election of Directors.”

PRINCIPAL SHAREHOLDERS

     The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2006 by James C. Gorman and Jeffrey S. Gorman, and as of December 31, 2005 by each other person known to the Company to own beneficially at least five percent of the outstanding Common Shares.

		Number	Percent of
		of Shares	Outstanding
Name and Address	Type of Ownership	Owned	Shares

James C. Gorman	Sole voting and investment power	447,991	4.19%
305 Bowman Street
Mansfield, Ohio 44903	Shared voting and investment power	454,255	4.25%

	Total	902,246	8.44%

Jeffrey S. Gorman	Sole voting and investment power	354,324	3.32%
305 Bowman Street	Shared voting and investment power	190,212	1.78%
Mansfield, Ohio 44903

	Total	544,536	5.10%

		Number		Percent of
		of Shares		Outstanding
Name and Address	Type of Ownership	Owned		Shares

Unicredito Italiano	Sole voting power	662,796		6.20%
S.p.A.	Sole investment power	662,796		6.20%
Piazzo Cordusio 2	Shared voting power	-0-		—
20123 Milan, Italy	Shared investment power	-0-		—

	Total	662,796	(1)	6.20%

Tweedy, Browne	As broker/ dealer and investment adviser
Company LLC	with sole voting power	560,071		5.25%
350 Park Avenue	As broker/ dealer and investment adviser
New York, New York	with sole investment power	561,070		5.25%
10022	As broker/ dealer and investment adviser with shared voting power	-0-		—

	As broker/ dealer and investment adviser with shared investment power	-0-		—

	Total	561,070	(1)	5.25%

All Directors and Executive		1,547,729	(2)	14.48%
Officers as a group
(12 persons)

(1)	This figure represents the aggregate amount of Common Shares beneficially owned. Of the aggregate amount, however, some shares are subject to sole voting power but shared or no investment power, and some shares are subject to sole investment power but shared or no voting power. Consequently, the sum of this column does not equal the aggregate amount shown.

(2)	Includes 679,014 shares as to which voting and investment power are shared.

EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2005, 2004 and 2003 of those persons who were, at December 31, 2005, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the “Named Officers”).

Summary Compensation Table

					Long-Term		All Other
	Annual Compensation(1)(2)				Compensation		Compensation(4)

					Stock	Long-term
					Options/	Incentive
Name and Principal Position	Year	Salary	Bonus	Other(3)	SARs	Payouts		Total

Jeffrey S. Gorman	2005	$187,500	$100,000	$2,322	–0–	–0–	$2,800	$292,622
President and Chief	2004	182,500	82,000	2,322	–0–	–0–	3,200	270,022
Executive Officer	2003	180,000	84,000	2,322	–0–	–0–	3,169	269,491

Robert E. Kirkendall	2005	133,333	50,000	3,091	–0–	–0–	2,748	189,172
Senior Vice President and	2004	128,333	36,000	3,012	–0–	–0–	2,600	169,945
Chief Financial Officer	2003	120,000	37,000	2,866	–0–	–0–	2,400	162,266

Judith L. Sovine	2005	106,333	32,000	3,870	–0–	–0–	2,151	144,354
Treasurer	2004	101,500	26,000	3,838	–0–	–0–	2,061	133,399
	2003	98,500	25,500	2,861	–0–	–0–	1,928	128,789

William D. Danuloff	2005	106,333	32,000	991	–0–	–0–	2,137	141,461
Vice President and Chief	2004	102,000	26,000	948	–0–	–0–	2,054	131,002
Information Officer	2003	100,000	25,500	930	–0–	–0–	1,937	128,367

James C. Gorman	2005	100,000	21,000	3,864	–0–	–0–	977	125,841
Chairman	2004	100,000	21,000	3,864	–0–	–0–	975	125,839
	2003	100,000	21,000	3,864	–0–	–0–	916	125,780

(1)	The Company sponsors The Gorman-Rupp Company 401(k) Plan. Substantially all the employees of the Company, including the executive officers and the employees of Patterson Pump Company (a wholly owned subsidiary), are eligible to participate in the 401(k) Plan. Each participant in the 401(k) Plan may make before-tax contributions to the Plan of up to 15% of compensation, but not in excess of the maximum annual amount permitted by the Internal Revenue Code. The maximum annual amount was $12,000 for 2003, $13,000 for 2004 and $14,000 for 2005. In 2006, the maximum annual amount will be $15,000 (and $20,000 for participants who are age 50 and older). Before-tax contributions made to the 401(k) Plan qualify for deferred tax treatment under Section 401(k) of the Code. The Company makes matching contributions in its Common Shares on a monthly basis for each participant who is an employee on the last day of the month equal to 40% of the first 4% of the participant’s before-tax contributions made during the month. The participant’s before-tax contributions and the Company’s matching contributions are nonforfeitable, but are subject to special nondiscrimination tests imposed by the Code. If the tests are not satisfied, contributions by or for highly compensated employees are reduced. Each participant (or the beneficiary of a deceased participant) receives the full amount allocated to a participant’s account upon any termination of the participant’s employment. During 2005, a total of $2,401,217, consisting of both participant before-tax contributions and Company matching contributions, was allocated to participants’ accounts under the 401(k) Plan, including an aggregate amount of $80,784 to the accounts of the executive officers which is included in the compensation shown in the table. The amounts allocated during 2005 to the accounts of the executive officers named in the table are as follows: Mr. J.S. Gorman ($16,800); Mr. Kirkendall ($16,488); Mr. Danuloff ($10,148); Ms. Sovine ($14,254); and Mr. J.C. Gorman ($3,421).

(2)	The pension plan in which the Company’s executive officers participate is a defined benefit plan covering substantially all employees of the Company and Patterson Pump Company; and the amounts of contributions or accruals applicable to the individual participants therein cannot be readily calculated. The aggregate contributions made to such plan for the benefit of the Company’s executive officers amount to approximately 2.1% of the total contributions made on behalf of all participants covered by the plan.

In general, a participant’s monthly benefit under the pension plan is determined by multiplying 1.1% of his final average monthly compensation by the number of his credited years and months of service. A participant’s final average monthly compensation is one-twelfth of the average annual compensation of the participant for the last 10 years of the participant’s employment with the Company (or Patterson Pump Company) or, if less than 10, for his actual years of such employment. The compensation covered by the pension plan for 2005 is identical to the compensation set forth in the table, except that the plan does not cover profit-sharing bonuses or amounts labeled “other” in the table received by any executive officer, as well as any compensation in excess of $210,000, effective November 1, 2005. However, compensation covered by the pension plan does include any before-tax contributions made by the participant to the 401(k) Plan. The benefit amounts applicable to each individual participant are not subject to any deduction for Social Security benefits or other offset amounts.

As of November 1, 2005, the Named Officers had the following number of credited full years of service under the Company’s pension plan: Mr. J.S. Gorman– 27; Mr. Kirkendall– 27; Mr. Danuloff– 34; Ms. Sovine– 26; and Mr. J.C. Gorman– 56. As of November 1, 2005, the estimated annual benefits payable at age 65 upon retirement to Messrs. Gorman, Kirkendall, Danuloff, Ms. Sovine and Mr. Gorman are $51,282, $32,449, $36,183, $25,803 and $71,388, respectively. Mr. J.C. Gorman is age 81 and remains active as an officer of the Company. In accordance with the terms of the pension plan, because Mr. J.C. Gorman is over age 70 1/2, he received payments from the pension plan which totaled $73,219 in 2005.

(3)	Amounts include taxable life insurance, and Company contributions to Christmas Savings Plan and Employee Stock Purchase Plan.

(4)	Amounts contributed by the Company on behalf of the Named Officers to the 401(k) Plan.

PENSION AND RETIREMENT BENEFITS

     The following table shows the estimated annual benefits under the Company’s pension plan which would have been payable to employees in various compensation classifications upon retirement in 2005 at age 65 after selected periods of service.

Final Average
Annual Pay
at Age 65*	10 Years	20 Years	30 Years	40 Years

$25,000	$2,750	$5,500	$8,250	$11,000
50,000	5,500	11,000	16,500	22,000
75,000	8,250	16,500	24,750	33,000
100,000	11,000	22,000	33,000	44,000
125,000	13,750	27,500	41,250	55,000
150,000	16,500	33,000	49,500	66,000
175,000	19,250	38,500	57,750	77,000
200,000	22,000	44,000	66,000	88,000

* Compensation in excess of $210,000 is not taken into account under the pension plan.

SALARY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under the supervision of the Salary Committee of the Board of Directors, the Company has developed compensation policies which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company’s corporate officers and other key employees with those of its shareholders. As a starting point, annual base salaries are generally set somewhat below competitive levels so that the Company relies to a large degree on annual incentive compensation to retain corporate officers and other key employees of outstanding abilities and to motivate them to perform to the full extent of their abilities. The incentive compensation is then closely tied to corporate and individual performances in a manner that encourages a long and continuing focus on building profitability and shareholder value.

      Based on an evaluation of these factors, the Committee believes that the corporate officers and other key employees of the Company are dedicated to achieving improvements in long-term financial performance and that the compensation policies the Committee administers have contributed to achieving this management focus.

      Compensation for each of the Named Officers, as well as other executive officers and certain senior executives, consists of a base salary and annual incentive compensation or profit sharing. The base salaries are fixed at levels somewhat below the competitive amounts paid to senior managers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar businesses as the Company. The annual incentive compensation is more closely tied to the Company’s success in achieving significant financial and non-financial performance goals. The Committee considers the total compensation of each of the Named Officers and the other executive officers and certain senior executives in establishing the elements of compensation.

      In the early part of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with modifications considered appropriate, an annual salary for the Company’s executive officers and certain senior executives (other than the Chief Executive Officer). Salaries are developed based upon industry and national surveys and performance judgments as to the past and expected future contributions of the individual executive officers and certain senior executives. The Committee independently reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee’s assessment of his past performance and its expectation as to his future contributions in leading the Company.

      At the beginning of each year, performance objectives for purposes of determining annual profit sharing are also established based upon operating earnings. At the end of each year, performance against these objectives is determined by an arithmetic calculation. In determining the profit sharing in 2005 for eligible employees, including the Named Officers, the Committee reviews management’s recommendations with the Chief Executive Officer based on individual performance. The results of these evaluations are considered by the Salary Committee and the Board of Directors when determining the amounts to be awarded as profit sharing (which appear as “Bonus” in the Summary Compensation Table on page 14).

      The Committee believes that its compensation policies have successfully focused the Company’s senior management on building continued profitability and shareholder value.

      The foregoing report has been furnished by members of the Salary Committee.

/s/ THOMAS E. HOAGLIN Thomas E. Hoaglin	/s/ W. WAYNE WALSTON W. Wayne Walston Chairman	/s/ CHRISTOPHER H. LAKE Christopher H. Lake

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s Common Shares against the cumulative total return of the American Stock Exchange Market Value Index and a Peer Group Index for the period of five fiscal years commencing January 1, 2001 and ending December 31, 2005. The issuers in the Peer Group Index were selected on a line-of-business basis by reference to SIC Code 3561— Pumps and Pumping Equipment. The Peer Group Index is composed of the following issuers: Ampco-Pittsburgh Corp., Dyneco Corporation, Flowserve Corp., Graco Inc., Idex Corp., Met-Pro Corp., Robbins & Myers Inc. and Roper Industries Inc., in addition to the Company.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG THE GORMAN-RUPP COMPANY,
AMEX MARKET INDEX AND PEER GROUP INDEX

	The Gorman-Rupp Co.	Peer Group Index	AMEX Market Index

2000	100.00	100.00	100.00
2001	153.84	128.82	95.39
2002	137.92	109.05	91.58
2003	159.77	146.37	124.66
2004	178.53	198.29	142.75
2005	175.99	228.64	157.43

• ASSUMES $100 INVESTED ON JAN. 1, 2001

• ASSUMES DIVIDEND REINVESTED
• FISCAL YEAR ENDING DEC. 31, 2005

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

     A proposal will be presented at the Meeting to ratify the appointment by the Audit Review Committee of the Board of Directors of Ernst & Young LLP as independent public accountants for the Company during the year ending December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

      The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ending December 31, 2005 and 2004:

      Audit Fees — $795,000 (2005); $865,000 (2004). Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees paid in 2004 and 2005 also cover services performed in connection with the Sarbanes-Oxley Section 404 attestation and other Sarbanes-Oxley requirements.

      Audit-Related Fees — $30,000 (2005); $30,000 (2004). Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees were paid for the following services: benefit plan audits.

      Tax Fees — $48,000 (2005); $205,000 (2004). Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. The tax fees were paid for the following services: federal and international tax planning and advice; federal, state, local and international tax compliance; state and local tax consulting; form 5500 compliance issues; Canadian compliance issues; and other tax advice and assistance regarding statutory and regulatory matters.

      All Other Fees — $0 (2005); $0 (2004). The “all other fees” category consists of the aggregate fees billed for products and services provided, other than the services reported in the foregoing three paragraphs.

      Under its Charter, the Audit Review Committee of the Company’s Board of Directors is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the Securities and Exchange Commission and the American Stock Exchange, and Ernst & Young LLP reports directly to Committee. In addition, the Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Committee at its next scheduled meeting. With respect to certain of the services categorized above, the following percentage of services were rendered by Ernst & Young LLP in accordance with the annual de minimus exception to the pre-approval requirement: Audit-Related Fees — 0%; Tax Fees — 0%; All Other Fees — 0%.

      Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Review Committee of the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants would be considered by the Audit Review Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Review Committee of the Board of Directors may, in its discretion, select a different firm of independent public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

      The Directors recommend a vote FOR Proposal No. 2 to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants.

GENERAL INFORMATION

     The Company’s 2005 annual report to shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

      The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, telecopy or other means of communication by a few officers or regular employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy material to the beneficial owners of such Common Shares.

      Any proposal by a shareholder intended to be presented at the 2007 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy of the Company relating to such meeting on or before November 29, 2006. If a shareholder proposal is received after February 27, 2007, it will be considered untimely and the proxy holders may use their discretionary voting authority if and when the proposal is raised at such annual meeting, without any discussion of the matter in the proxy statement. The Board of Directors’ proxy for the 2007 annual meeting of shareholders will grant discretionary voting authority to the proxy holders with respect to any such proposal received after February 27, 2007.

      Any shareholder wishing to communicate with the Board of Directors may send a written statement or inquiry to the Company’s Corporate Secretary. All writings will be acknowledged by the Corporate Secretary and presented for consideration and response at the next scheduled Board meeting.

OTHER BUSINESS

     Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 28, 2006 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

      You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

DAVID P. EMMENS
Corporate Secretary

March 29, 2006

APPENDIX

THE GORMAN-RUPP COMPANY

AUDIT REVIEW COMMITTEE CHARTER

Purposes

      The purposes of the Committee are to (a) assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Committee’s report to be included in the Company’s annual proxy statement (the “Audit Review Committee Report”).

Authority of the Committee

      The Committee has the sole authority to (a) appoint, retain and terminate the Company’s independent auditors, (b) pre-approve all audit engagement fees, terms and services, and (c) pre-approve any non-audit engagements with the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Committee shall exercise this authority in a manner consistent with applicable law and the rules of the Securities and Exchange Commission (“SEC”) and the American Stock Exchange, LLC (“AMEX”). The Committee may delegate the authority to grant any pre-approvals required by applicable law or rules to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting.

      The Committee shall have the resources and authority necessary to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties, and the Company will provide appropriate funding as determined by the Committee.

The Committee is further empowered to:

Resolve any disagreements between management and independent auditors regarding financial reporting.

Conduct or authorize investigations into matters within its scope of responsibility.

Solicit information from or meet with Company officers, employees or agents, as necessary.

Set hiring policies for employees or former employees of the independent auditors.

Composition of the Committee

      The Committee shall consist of at least three members. The Board of Directors will appoint the members and the Chairman of the Committee. Committee members shall serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

      Each Committee member shall (a) meet the independence criteria of the rules of the SEC and the AMEX, and (b) be financially literate or become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management expertise sufficient to meet the criteria of a “financial expert” within the meaning of the SEC rules.

      Each Committee member shall serve on no more than three audit committees of public companies (including the Company).

Meetings of the Committee

      The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

      The Committee may invite any officer or employee of the Company or the Company’s outside legal counsel or independent auditors or others to attend a meeting of the Committee. The Committee shall meet quarterly with the Company’s management, and as needed with the internal audit staff and/or the independent auditors to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed.

Duties and Responsibilities of the Committee

      The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors.

      The Committee shall carry out the following responsibilities:

Financial Statements

Review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosure of significant accounting policies under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls and other matters required by applicable law and SEC rules.

Review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

Review disclosures made by the Company’s CEO and CFO in connection with the Forms 10-K and 10-Q certification process concerning significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

Review significant accounting, legal and reporting issues, and understand their impact on the financial statement presentations.

Internal Audit

The Audit Committee should approve the appointment and replacement of the internal auditor or outsourced internal audit service provider. At least annually, the Audit Committee should evaluate the effectiveness of the internal audit function and consider the need to make changes to ensure that internal audit objectives are being met.

Review and discuss with the internal audit staff the Internal Audit Charter and plans for and the scope of ongoing audit activities.

Review and discuss with the internal audit staff risk assessment issues, the annual report of audit activities, and examinations and results thereof performed by the internal audit staff.

Understand the scope of internal and independent auditors’ review of internal controls, and obtain reports on significant findings and recommendations, together with management’s responses.

Review the effectiveness of the Company’s internal control system, including information technology security.

Meet separately with management to discuss any matters that the Committee or internal audit staff believes should be discussed privately.

Independent Audit

Review the performance of the independent auditors. In performing this review, the Committee shall:

At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues raised.

In connection with the retention of the Company’s independent auditors, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors.

Review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing and compensation.

Review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response.

Review and discuss with the independent auditors (a) the report of their annual audit, or proposed report of their annual audit, (b) the accompanying management letter, if any, (c) their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100, and (d) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake.

Confirm the rotation of the independent audit partner every five years and other audit partners every seven years.

Review and discuss with the internal audit staff recommendations made by the independent auditors.

Compliance

Periodically obtain reports from management that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Ethics.

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by applicable law and the SEC and AMEX rules and (c) the confidential receipt, retention and consideration of any report of evidence of a material violation (within the meaning of Rule 205 of the Rules of Practice of the SEC).

Discuss with the Company’s Corporate Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Reporting Responsibility

Report its activities regularly to the Board of Directors in such manner and at such times as the Committee and the Board of Directors deem appropriate, but in no event less than once a year.

Other Responsibilities

Obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Securities Exchange Act of 1934.

Discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

Review and discuss any filing with the Securities and Exchange Commission in which the independent auditor has been involved with respect to preparation or review.

Review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

The Committee shall have the authority to establish other rules and operating procedures in order to fulfill its obligation under this Charter and applicable rules or regulations.

Audit Review Committee Report

The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Review Committee Report.

Annual Review of Charter

The Committee will conduct and review with the Board of Directors annually an evaluation of this Charter and recommend any changes to the Board of Directors. The Committee may conduct this charter evaluation in such manner as the Committee, in its business judgment, deems appropriate. In addition, the Committee will assure that the Charter will be attached as an appendix to the Company’s proxy statement at least once every three years.

Annual Performance Evaluation

The Committee Will conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation will also set forth the goals and objectives of the Committee for the upcoming year. The Committee may conduct this performance evaluation in such manner as the Committee, in its business judgment, deems appropriate.

Adopted by the Audit Review Committee October 23, 2003.

Reviewed and approved by the Audit Review Committee without change July 22, 2004.

Reviewed by Audit Review Committee October 27, 2005. Internal Audit Section amended. Amendment approved by Board of Directors January 26, 2006.

The Gorman-Rupp Company
c/o National City Bank
Corporate Trust Operations
Locator 5352
P.O. Box 92301
Cleveland, OH 44101-4301

PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND
RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO:
Corporate Election Services
PO Box 3230
Pittsburgh, PA 15230
ê Please fold and detach card at perforation before mailing ê

P R O X Y
COMMON
SHARES
Nominees For Directors:
James C. Gorman
Jeffrey S. Gorman
Thomas E. Hoaglin
Christopher H. Lake
Dr. Peter B. Lake
Rick R. Taylor
W. Wayne Walston
John A. Walter

The Gorman-Rupp Company	This proxy is solicited on behalf of
305 Bowman Street — Mansfield, Ohio 44903	the Board of Directors
     The undersigned hereby appoints James C. Gorman, Jeffrey S. Gorman and David P. Emmens as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all of The Gorman-Rupp Company Common Shares held of record on March 15, 2006 by the undersigned at the Annual Meeting of the shareholders to be held on April 27, 2006, or at any adjournment thereof, as follows:

The Board of Directors recommend a vote FOR Proposal No. 1.				WITHHOLD
1.	ELECTION OF DIRECTORS			AUTHORITY
	Fixing the number of Directors at 8 and electing			to vote for all
	all nominees listed (except as marked to the contrary below)	FOR		nominees listed
	(INSTRUCTION: To withhold authority	☐		☐
to vote for any individual nominee, write his name below)

The Board of Directors recommend a vote FOR Proposal No. 2		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP as independent public accountants	☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.
When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder; if no direction is made, this proxy will be voted FOR proposals 1 and 2.
Please sign exactly as your name appears below. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign.

Dated:	, 2006

Signature of Shareholder(s)
☐ Please check this box if you plan to attend the Meeting.